EXHIBIT 10.16



                  EMPLOYMENT AGREEMENT, dated as of October 11, 1993, by and between DYNARAD CORP., a New York corporation with offices at 19 Jefryn Boulevard, Deer Park, New York 11729 (the "Corporation"), and GEORGE SOLOMON, an individual residing at 132 Sheridan Avenue, Ho-Ho-Kus, New Jersey 07423 (the "Executive").


                            W I T N E S S E T H :


                  WHEREAS, the Corporation desires to secure the services of the Executive upon the terms and conditions hereinafter set forth; and

                  WHEREAS, the Executive desires to render services to the Corporation upon the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, the parties mutually agree as follows:

                  Section 1. Employment. The Corporation hereby employs the Executive and the Executive hereby accepts such employment, as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

                  Section 2. Duties. Executive shall serve as Vice President and General Manager of the Corporation or, in the discretion of the Board of Directors of the Corporation, in another capacity of increasing responsibility and shall properly perform such duties as may be assigned to him from time to time by the Board of Directors of the Corporation. If requested by the Corporation, the Executive shall serve on the Board of Directors of the Corporation or any affiliates thereof, or on any committee of such Boards of Directors, without additional compensation. During the Term (as hereinafter defined) of this Agreement, the Executive shall devote all of his business time to the performance of his duties hereunder unless otherwise authorized by the Board of Directors. The Executive shall report directly to Leonard Michaels.

                  Section 3. Term of Employment. The term (the "Term") of the Executive's employment shall commence as of the date hereof and shall continue until July 31, 1997, or until terminated pursuant to Section 5 hereof. The Term shall automatically be renewed for a period of three (3) years unless either party provides the other with notice of non-renewal at least one hundred twenty (120) days prior to termination of the Term.

                  Section 4.           Compensation of Executive.

                               4.1.    Compensation.  The Corporation shall pay
to the Executive as compensation for his services hereunder a base annual salary ("Base Salary") through July 31, 1994 an amount equal to One Hundred Forty-Eight Thousand ($148,000) Dollars, on an annualized basis. For the fiscal year August 1, 1994 through July 31, 1995, the Executive shall be paid a Base Salary determined by multiplying $148,000 by the greater of (x) the increase (expressed as a decimal), if any, in the Consumer Price Index, as defined herein, as of August 1, 1994 over the amount of such index as of August 1, 1993, or (y) five (5%) percent; and for fiscal year August 1, 1995 through July 31, 1996, the Executive shall be paid a Base Salary

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determined by multiplying the Base Salary in effect for the immediately preceding fiscal year by the greater of (x) the increase (expressed as a decimal), if any, in the Consumer Price Index as of August 1, 1995 over the amount of such index as of August 1, 1994, or (y) five (5%) percent. For all purposes of this Agreement, the Consumer Price Index is hereby defined as the index for the New York City Metropolitan Area, now known as the United States Bureau of Labor Statistics, Consumer Price Index, for Urban Wage Earners and Clerical Workers (revised) -- U.S. City average, and selected areas (1982 - 84 = 100), all items. If the Consumer Price Index shall be discontinued or altered, then any successor Consumer Price Index of the United States Bureau of Labor Statistics, or successor agency thereof, for the New York City Metropolitan Area, shall be used, and if there is no such successor Consumer Price Index, the Corporation and Executive shall agree upon a substitute index or formula.

                  The Base Salary shall be payable bi-weekly less such deductions as shall be required to be withheld by applicable law and regulations.

                               4.2.    Guaranteed Bonus.  In addition to his
annual Base Salary the Executive shall receive a guaranteed bonus ("Guaranteed Bonus") in an amount equal to Five Thousand ($5,000) Dollars plus two (2%)

percent of the Corporation's Pre-Tax Net Profits (as hereinafter defined) for the Corporation's fiscal year ending July 30, 1994. The Guaranteed Bonus shall be payable within thirty (30) days after the Corporation's regularly employed independent certified public accountants ("Accountants") determine the Pre-Tax Net Profits for such year. The

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Guaranteed Bonus for fiscal years after fiscal 1994 shall be determined, and performance targets shall be set, by mutual agreement of the parties hereto. In no event shall the Guaranteed Bonus for fiscal years after fiscal 1994 be less than an amount equal to Five Thousand ($5,000) Dollars plus two (2%) percent of the Corporation's Pre-Tax Net Profits for the applicable fiscal year.

                               4.3.    Pre-Tax Net Profits Defined.  The term
"Pre-Tax Net Profits" as used in this Agreement shall mean the net profits of the Corporation for a fiscal year in excess of $500,000 prior to (i) the payment or provision for any Federal, state or local income or other taxes;
(ii) the payment of the Guaranteed Bonus; and (iii) any bonus payments made to Leonard Michaels by the Corporation or which are made by Del Electronics Corp. ("Del") to Leonard Michaels on behalf of the Corporation, but after (i) any non-compete payments or payments made pursuant to consulting agreements by the Corporation or which are made by Del on behalf of the Corporation; and (ii) payment of the Executive's Base Salary for such fiscal year, all as computed by the Corporation's Accountants.

                               4.4.    Expenses.  The Corporation shall pay or
reimburse the Executive for all reasonable and necessary business, travel or other expenses, upon proper documentation thereof, which may be incurred by him in connection with the rendition of the services contemplated hereunder.

                               4.5.    Benefits.  Executive shall be entitled
to participate in such profit sharing, group insurance, option plans, hospitalization, and group health benefit plans and all other benefits and plans as the Corporation provides to its

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employees to the extent that the Executive is eligible under the terms of such plans. During the Term of his employment hereunder the Corporation shall (i) lease an automobile for the use by Executive in connection with his duties hereunder; and (ii) pay for the installation and monthly service charge for a car telephone and business telephone calls therefrom, upon proper documentation therefor.

                               4.6.    Discretionary Payments.  Nothing herein
shall preclude the Corporation for paying Executive such bonus or bonuses or other compensation, as the Board of Directors, in their discretion, may authorize from time to time.

                         Section 5.    Termination.


                               5.1.    Termination of Employment.  This
Agreement shall terminate upon the death, Disability, as hereinafter defined, or termination of employment of the Executive For Cause, as hereinafter defined, or because Executive wrongfully leaves his employment hereunder. The Corporation shall pay to the Executive, any person designated by the Executive in writing or if no such person is designated, to his estate, as the case may be, the aggregate amount of the Base Salary accrued as of such termination but not yet paid.

                               5.2.    Disability Defined.  As used herein,
"Disability" shall mean the Executive is mentally or physically incapable or unable to perform his regular and customary duties of employment with the Corporation for a period of ninety (90) consecutive days or for a period of ninety (90) days in any three hundred sixty (360) day period.

                               5.3.    "For Cause" Defined.  As used herein,
the term "For Cause" shall mean (i) Executive's conviction in a court of law of any crime or offense,

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or (ii) willful misconduct, or (iii) the material breach by Executive of any provision of this Agreement, or (iv) reckless disregard of his responsibilities under this Agreement.

                               5.4.    Termination For Cause.  In the event
Executive is discharged For Cause, Total Disability or because Executive wrongfully leaves his employment hereunder, then, upon such occurrence, this Agreement shall be deemed terminated and the Corporation shall be released from all obligations to Executive with respect to this Agreement.

                               5.5.    Termination Without Cause.

                                       In the event the Executive's employment
hereunder is terminated by the Corporation other than pursuant to Section 5.4 (hereinafter referred to as a "Termination Without Cause"), the Executive's right to receive his health benefits hereunder shall continue during the next twelve (12) month period immediately following notice of Termination Without Cause and Executive shall be entitled to receive an amount equal to One Hundred Forty-Eight Thousand ($148,000) Dollars, or an amount equal to the Executive's salary at the time of the notice of Termination Without Cause, as the case may be, and a proportionate share of the Guaranteed Bonus. Such amount shall be payable in 26 equal bi-weekly payments.

                               5.6.    Withholding.   All payments to Executive
pursuant to Sections 5 and 8 hereof shall be less such deductions as shall be required to be withheld by applicable law and regulations.

                         Section 6.    Stock Options.  The Stock Option
Committee of Del has granted to Executive the option to purchase 10,000 shares of Del's common stock,



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$.10 par value ("Common Stock"), for an exercise price of $5.75 per share.
Such exercise price equals the closing price of Del's Common Stock on The American Stock Exchange on August 11, 1993. Such stock options are subject to the provisions of Del's Non-Qualified Stock Option Plan, as amended, and that certain stock option agreement, dated as of August 11, 1993, between Del and the Executive. The Executive shall receive consideration, in the sole discretion of Del's Stock Option Committee, for additional stock options no later than July 31, 1994 and annually during the Term.

                         Section 7.    Vacations.  The Executive shall be
entitled to a vacation of three (3) weeks per year, during which period his Base Salary shall be paid in full. The Executive shall take his vacation at such time or times as the Executive and the Corporation shall determine is mutually convenient.

                  Section 8.  Change in Control.

                               8.1.    Payments on Change in Control.  In the
event of a Change in Control, as hereinafter defined, of Del, and Executive is not offered a position with Del or the Corporation on substantially the same terms and conditions as this Agreement, than the Corporation and/or its successor shall be obligated to pay to the Executive an amount equal to One Hundred Forty-Eight Thousand ($148,00.00) Dollars, or an amount equal to the Executive's salary at the time of the notice of Termination Without Cause, as the case may be, and a proportionate share of the Guaranteed Bonus. Such amount shall be payable in 26 bi-weekly payments. In such event, the Corporation shall pay the health insurance premiums of Executive for a


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period of twelve (12) months from the date of such Change in Control.
Notwithstanding anything herein to the contrary, the Corporation shall not be obligated to pay such premiums in the event Executive receives health benefits from another employer following a Change in Control.

                               8.2.    Change in Control Defined.  The term
"Change in Control" as used herein shall mean the sale by Del of all or substantially all of the assets of Del and its subsidiaries, the statutory merger or consolidation, or the purchase, sale, tender or exchange of equity securities or rights to acquire equity securities of the Corporation, with the result that Leonard A. Trugman is no longer either an employee or a consultant of Del in any capacity whatsoever.

                  Section 9.  Disclosure of Confidential Information.

                               9.1.    Disclosure.  Executive recognizes that
he will have access to secret and confidential information regarding the Corporation and its affiliates, their products, know-how, customers and plans.

Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation and its affiliates herein, Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by Executive during the course of his employment, which is treated as confidential by the Corporation or its affiliates and not otherwise in the public domain.

                               9.2.    Survival.  The provisions of this
Section 9 shall survive Executive's employment hereunder.



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                        Section 10.    Covenant Not To Compete.

                              10.1.    Covenant.  Executive recognizes that the
services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Corporation and its affiliates that Executive agree, and, accordingly, Executive does hereby agree, that he will not, directly or indirectly, in the Territory at any time during the "Restricted Period":

                                       (a)  except as provided in Section 10.3
hereof, engage in any business directly competitive with the business conducted by the Corporation or by an affiliate of the Corporation either on his own behalf or as an officer, director, stockholder, partner, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party; or

                                       (b)  knowingly employ or engage, or
cause or authorize, directly or indirectly, to be employed or engaged, for or on behalf of himself or any third party, any employee or agent of the Corporation or an affiliate of the Corporation.

                              10.2.    Enforceability.  If any of the
restrictions contained in this Section 10 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

                              10.3.    Exception.  This Section 10 shall not be
construed to prevent Executive from owning, directly or indirectly, in the aggregate, an amount not


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exceeding five (5%) percent of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded on a national securities exchange or in the over-the-counter market.

                              10.4.    Restricted Period Defined.  The term
"Restricted Period" as used in this Section 10 shall mean the period of Executive's employment hereunder plus two (2) years after the date Executive leaves the employ of the Corporation, except that the term "Restricted Period" in the case of a Termination Without Cause or a termination due to a Change in Control shall mean the period of Executive's employment hereunder plus one (1) year after the date Executive leaves the employ of the Corporation.

                              10.5.    Territory.  The term "Territory" as used
herein shall mean the United States of America, its territories and possessions.

                              10.6.    Survival.  The provisions of this
Section 10 shall survive the termination of Executive's employment hereunder and until the end of the Restricted Period as provided in Section 10.4 hereof.

                  Section 11.  Miscellaneous.

                              11.1.    Injunctive Relief.  Executive
acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, Executive agrees that any breach or threatened breach by him of Sections 9 and 10 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach. The parties understand and


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intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.

                              11.2.    Assignment.  The Executive may not
assign or delegate any of his rights or duties under this Agreement.

                              11.3.    Entire Agreement.  This Agreement
constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive's employment by the Corporation, supersedes all prior understandings and agreements, if any, whether oral or written, between the Executive and the Corporation and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

                              11.4.    Binding Effect.  This Agreement shall
inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors and permitted assigns.


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                              11.5.    Captions. The captions contained in this
Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                              11.6.    Notices.  All notices, requests, demands
and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, postage prepaid, or overnight delivery to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof.

                              11.7.    Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State. This Agreement shall be construed according to and governed by the laws of the State of New York without giving effect to the principles of conflict of laws thereof. The parties hereto agree to accept the jurisdiction of the U.S. Federal Court or Nassau County Supreme Court, in the State of New York, for the purpose of any action or proceeding against them arising out of or relating to this Agreement, and agree that venue for any judicial action or proceeding brought in such State shall be in the Eastern District of New York or Supreme Court of Nassau County, as the case may be. Each of the parties hereto irrevocably consents to the services of process in any action or proceeding in such courts by the mailing thereof by United States registered or certified mail postage paid at its address set forth herein.

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                              11.8.    Counterparts. This Agreement may be
executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.


                                              DYNARAD CORP.




                                              By:    /s/ LEONARD A. TRUGMAN
                                                     LEONARD A. TRUGMAN



                                                     /s/ GEORGE SOLOMON
                                                     GEORGE SOLOMON


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